Presentation to:

CB Financial Corporation

Holding Company for:

Cornerstone Bank



August 21, 2007

William J Wagner
Managing Director

Charles L Stubbs
Vice President

4000 WestChase Boulevard, Suite 110
Raleigh, NC 27607
Office: (919) 424-0100
Fax: (919) 424-0110
www.howebarnes.com

HOWE BARNES HOEFER & ARNETT

Methodologies

- To assist the Board in the proposed stock redemption transaction, Howe Barnes Hoefer & Arnett, Inc. ("Howe Barnes") was retained as financial advisor to establish a range of fair value for CB Financial Corporation ("Cornerstone") common stock. In its analysis, Howe Barnes performed two methodologies typically used in the determination of fair value:
  - Peer comparison
  - Dividend discount analysis
- Howe Barnes reconciled the results of these analyses to establish a range of fair value for Cornerstone's common stock
- In addition, Howe Barnes reviewed the historic trading activity of Cornerstone's common stock, but gave it little consideration because of the limited trading volume
- Howe Barnes also provided information on selected comparable transactions including an analysis of the premiums paid to shareholders

Selection of Guideline Companies and Peer Groups

- Howe Barnes compared Cornerstone to the following guideline companies and peer groups:
  1. A group of public banks, as defined by SNL Financial LC, that met the following criteria (the "Guideline Companies"):
     - In (GA, NC, SC, TN or VA)
     - Assets between $100 million and $300 million
     - Tangible equity / assets less than or equal to 10.0%
     - Return on average assets less than 1.50%
     - Not an announced acquisition target or involved in an announced acquisition
     - Pricing data available
  2. All U.S. publicly traded banks, as defined by SNL Financial LC, in the following peer groups (the "Peer Groups"):
     - Assets between $100 million and $250 million
     - Market capitalization between $10 million and $25 million
     - In North Carolina
     - In Southeast (AL, GA, NC, SC, TN, VA or WV)

Bank Trading Market (1)



Banks < $500M
Banks $500-$1B
Banks $1B-$5B
Banks $5B-$10B
Banks>$10B
140
130
120
110
100
90
80
3-Year
13.6%
10.0%
8.9%
6.3%
0.0%
Aug-04
Dec-04
Mar-05
Jul-05
Oct-05
Feb-06
Jun-06
Sep-06
Jan-07
Apr-07
Aug-07

Index	YTD
Banks < $500M	-10.3%
Banks $500M - $1B	-12.6%
Banks $1B - $5B	-15.4%
Banks $5B - $10B	-9.0%
Banks > $10B	-7.2%

(1) Source: SNL Financial LC as of the market close on 8/20/2007

HOWE BARNES HOEFER & ARNETT

Guideline Companies [1]

Company				Trading Market			Pricing Multiples					Price Change	
			Total	Closing	Average Daily	Market	P/E Ratios		Price/	Price/ Tang.	Divid.		
Name	City	St	Assets ($M)	Price $	Volume (000s)	Capital ($M)	LTM Rep	MRQ Rep	Book %	Book %	Yield %	YTD %	5-Year %
Bank of the James Financial Group, Inc.	Lynchburg	VA	246	15.25	1.0	39	20.6	21.2	169	169	0.0	-11.5	126.9
BOE Financial Services of Virginia, Inc.	Tappahannock	VA	285	26.65	0.7	32	10.9	9.9	113	115	3.0	-13.6	32.9
Botetourt Bankshares, Inc.	Buchanan	VA	272	39.00	0.0	48	14.4	14.1	196	196	2.1	-9.3	71.1
Little Bank, Inc.	Kinston	NC	259	19.00	0.1	43	20.2	18.3	206	206	0.7	-17.4	137.0
Newnan Coweta Bancshares, Inc.	Newnan	GA	236	36.60	0.1	37	14.5	16.3	189	189	0.5	-8.5	NA
Oak Ridge Financial Services, Inc.	Oak Ridge	NC	230	10.15	0.6	18	21.2	36.3	109	109	0.0	-21.0	NA
Piedmont Community Bank Group Inc.	Gray	GA	178	14.45	0.2	24	36.1	32.8	143	143	0.0	-5.0	NA
Pinnacle Bankshares Corporation	Altavista	VA	268	23.80	0.1	35	14.4	13.5	139	142	2.5	7.5	61.4
Pioneer Bankshares, Inc.	Stanley	VA	162	26.00	1.4	26	16.1	18.1	167	171	2.2	22.4	122.2
Southwest Georgia Financial Corporation	Moultrie	GA	287	19.20	0.9	50	21.6	20.0	180	190	2.9	-0.5	33.4
Tennessee Valley Financial Holdings, Inc.	Oak Ridge	TN	189	14.00	0.1	21	23.3	31.8	127	127	1.1	-3.5	NA
TSB Financial Corporation	Charlotte	NC	193	16.35	0.3	18	14.2	20.4	117	117	0.0	-6.6	NA
United Financial Banking Companies, Inc.	Vienna	VA	210	30.00	0.0	33	22.6	25.0	167	167	0.0	22.5	118.2
Weststar Financial Services Corporation	Asheville	NC	164	11.75	1.3	25	12.0	12.8	181	181	0.0	-11.0	184.3
High		14	287		1.4	50	36.1	36.3	206	206	3.0	22.5	184.3
Median		**14**	**233**		**0.3**	**32**	**18.1**	**19.1**	**167**	**168**	**0.6**	**-7.5**	**118.2**
Low		14	162		0.0	18	10.9	9.9	109	109	0.0	-21.0	32.9
CB Financial Corporation	**Wilson**	**NC**	**184**	**16.00**	**0.0**	**17**	**14.2**	**16.0**	**143**	**143**	**0.0**	**-9.9**	**NA**

(1) Source: SNL Financial LC as of 8/20/07

Financial Comparison to the Guideline Companies (1)

	Guideline Companies	Cornerstone	
Balance Sheet Ratios			
Total Assets ($MM)	$233	$184	➤ Cornerstone is smaller in size
Loans / Deposits	93.5%	82.5%	➤ Cornerstone has a lower percentage of loans to deposits
GAAP Tangible Equity / Assets	9.1%	6.5%	➤ Cornerstone has a lower percentage of capital
Profitability Ratios (LTM)			
Net Interest Margin	3.88%	3.54%	➤ Cornerstone has a lower net interest margin
Non-interest Income / Average Assets	0.68%	0.66%	
Non-interest Expense / Average Assets	3.27%	2.67%	➤ Cornerstone has lower non-interest expense and is more efficient
Efficiency Ratio	69%	65%	
ROAA	0.88%	0.73%	➤ Cornerstone is less profitable on an ROAA basis, but more profitable on an ROAE basis
ROAE	10.0%	10.8%	
Reserves & Asset Quality			
LLR / Loans	1.14%	1.55%	➤ Cornerstone has a higher level of non-performing assets and loan loss reserves
NPA's / Assets	0.72%	0.87%	
Other			
Insider Ownership	22%	23%	➤ Cornerstone has similar insider ownership
Institutional Ownership	2%	NA	
Deposits / Branch ($MM)	$36	$80	➤ Cornerstone has more deposits per branch

(1) Source: SNL Financial LC as of 8/20/07

Comparison to Peer Groups based on Region (1)

	Banks* Southeast	Banks* North Carolina	Cornerstone
Company Financials	270 Banks	53 Banks	
Total Assets ($mil)	$434	$506	$184
Tangible Equity/Tangible Assets %	8.3%	8.1%	6.5%
NPAs/Assets %	0.37%	0.36%	0.87%
ROAA %	0.94%	0.87%	0.73%
ROAE %	10.2%	9.2%	10.8%
Efficiency Ratio %	64%	63%	65%
Pricing Ratios			
Price/Book Value %	139%	135%	
Price/Tangible BV %	160%	163%	
Price/LTM Earnings x	15.1x	15.8x	
Price/MRQ Earnings x	14.7x	15.8x	
Price/(2007) Est. Earnings x	14.4x	14.8x	
Market Value ($mil)	$60	$69	

- Cornerstone is smaller in size
- Cornerstone has a lower percentage of tangible capital
- Cornerstone has a higher level of non-performing assets
- Cornerstone is less profitable on an ROAA basis, but more profitable on an ROAE basis

- North Carolina banks trade at a slight discount to Southeast banks based on price/book value and a slight premium based on price/tangible book value
- North Carolina banks trade at a slight premium to Southeast banks based on price/earnings multiples

(1) Median ratio for publicly traded banks
Source: SNL Financial LC as of 8/20/07

HOWE BARNES HOEFER & ARNETT

Comparison to Peer Groups based on Size (1)

	Banks* Market Cap 100MM - 250MM	Banks* Market Cap 10MM - 25MM	Cornerstone
Company Financials	268 Banks	189 Banks	
Total Assets ($mil)	$169	$140	$184
Tangible Equity/Tangible Assets %	10.1%	9.9%	6.5%
NPAs/Assets %	0.25%	0.22%	0.87%
ROAA %	0.84%	0.63%	0.73%
ROAE %	7.9%	6.0%	10.8%
Efficiency Ratio %	71%	77%	65%
Pricing Ratios			
Price/Book Value %	135%	119%	
Price/Tangible BV %	135%	121%	
Price/LTM Earnings x	17.9x	17.5x	
Price/MRQ Earnings x	19.7x	20.3x	
Market Value ($mil)	$25	$19	

- Cornerstone is slightly larger in size
- Cornerstone has a lower percentage of tangible capital
- Cornerstone has a higher level of non-performing assets
- Cornerstone is more profitable based on ROAE
- Cornerstone is more efficient

- Smaller banks typically trade at a discount to U.S. banks in terms of price/book value and a premium in terms of price/earnings
- The peer groups indicate that smaller banks trade at approximately 120 - 135% of tangible book value and approximately 17.5x - 20.0x earnings

(1) Median ratio for publicly traded banks
Source: SNL Financial LC as of 8/20/07

Summary of Trading Multiples

Methodology	Weighting[2]	Pricing Ratios[1] Price / Book Value	Price / Tangible Book Value	Price / EPS LTM	MRQ
Guideline Companies	60%	167%	168%	18.1x	19.1x
Southeast Banks	10%	139%	160%	15.1x	14.7x
North Carolina Banks	10%	135%	163%	15.8x	15.8x
Assets $100MM to $250MM	10%	135%	135%	17.9x	19.7x
Market Cap $10MM to $25MM	10%	119%	121%	17.5x	20.3x
Median		135%	160%	17.5x	19.1x
Weighted Average		**153%**	**159%**	**17.5x**	**18.5x**

(1) Median ratios for publicly traded banks
(2) Determined by Howe Barnes
Source: SNL Financial, LC as of 08/20/2007

- Howe Barnes elected to apply the most weight to the pricing multiples of the Guideline Companies as these companies were considered the most valuable in providing pricing data applicable to Cornerstone

Implied Value Based on Trading Multiples of the Guideline Companies and Peer Groups



$24.00
$23.00
$22.00
$21.00
$20.00
$19.00
$18.00
$17.00
$16.00
$15.00
$14.00
$13.00
$12.00
Represents implied weighted avg. price
Represents implied price range
Cornerstone's per share data as of 6/30/07
BV/Share = $11.21
TBV/Share = $11.21
EPS (LTM) = $1.13
EPS (MRQ) = $0.25
$17.15
$17.82
$19.78
$18.50
Price / Book
Price / Tangible Book
Price / EPS (LTM)
Price / EPS (MRQ)

	Price / Book	Price / Tangible Book	Price / EPS (LTM)	Price / EPS (MRQ)
High	167%	168%	18.1x	20.3x
Weighted Avg.	153%	159%	17.5x	18.5x
Low	119%	121%	15.1x	14.7x

- **Range indicated by the Guideline Companies and Peer Groups - $15.00 to $20.00 (rounded)**

Dividend Discount Analysis

- A range of fair value for a common stock can be determined based on the present value of potential future dividends to be received and an assumed sale of the common stock at the end of the holding period
- Cornerstone provided Howe Barnes with financial projections through 12/31/2009

Base Case Financial Projections

- The management of Cornerstone provided Howe Barnes with the following base case annual financial projections from 2007 - 2009:

	LTM	Projections for the Year Ending December 31,		
	6/30/2007 (1)	2007	2008	2009
Total Assets ($000s)	183,783	199,499	249,374	299,249
Growth (%)		*9%*	*25%*	*20%*
Equity ($000s)	11,999	12,982	15,227	18,107
Tangible Equity/Assets	6.53%	6.51%	6.11%	6.05%
Net Income ($000s)	1,249	1,575	2,244	2,880
EPS	$1.13	$1.41	$2.00	$2.57
Book Value per Share	$11.21	$12.13	$14.23	$16.92
Dividends per Share	$0.00	$0.00	$0.00	$0.00
ROAA	0.73%	0.85%	1.00%	1.05%
ROAE	10.8%	12.7%	15.9%	17.3%

(1) Source: SNL Financial LC

Dividend Discount Analysis

Implied Value per Share

Discount Rate	Terminal Multiple 13.0x	14.0x	15.0x
19.0%	$21.62	$23.28	$24.95
19.5%	$21.39	$23.04	$24.69
20.0%	$21.17	$22.80	$24.43
20.5%	$20.95	$22.56	$24.18
21.0%	$20.74	$22.33	$23.93

- Howe Barnes discounted Cornerstone's estimated 2009 trading prices based on the projected earnings per share and various terminal multiples to present value at discount rates between 19% and 21%.
- Howe Barnes assumed that an appropriate terminal multiple for Cornerstone would be between 13x and 15x Cornerstone's 2009 estimated earnings per share, reflecting the August 17, 2007 13.8x and 14.1x median price-to-earnings (LTM) multiple of banks nationwide with ROAE between 15% and 18% and ROAA between 1.00% and 1.25%. Cornerstone projects ROAE of approximately 17.3% and ROAA of approximately 1.05% at December 31, 2009

- **Range indicated by the dividend discount analysis - $20.75 to $25.00 (rounded)**

Conclusion

Summary of Valuation Results	Weighting [1]	Low	High
Guideline Companies and Peer Groups	80%	$15.00	$20.00
Dividend Discount Analysis	20%	$20.75	$25.00
Range of Fair Value (Weighted Average)		**$16.15**	**$21.00**

Pricing Multiples for Fair Value Range [2]

Price Per Share	Price/ Book Value	Price/ Tangible Book	Price/ LTM EPS	Price/ MRQ EPS
$21.00	187%	187%	18.6x	21.0x
$18.58 [3]	166%	166%	16.4x	18.6x
$16.15	144%	144%	14.3x	16.2x

- **In the opinion of Howe Barnes, the range of fair value for the common shares of Cornerstone is between $16.00 and $21.00 per share (rounded)**

(1) Determined by Howe Barnes
(2) Source: SNL Financial LC as of 6/30/07
(3) Midpoint of the fair value range

HOWE BARNES HOEFER & ARNETT

Comparable Transaction Premium Study

- The following information is being provided to the board, but was not used in the determination of the fair value range
- Howe Barnes studied 25 comparable transactions announced since 1/1/2005 where premium information was available
- Howe Barnes analyzed the range of premiums paid over the trading price
- The analysis included only reverse stock splits, cash-out mergers and share reclassifications with a cash-out or put option
- The analysis included only bank and thrift transactions
- The analysis excluded transactions that could be deemed a change of control

Selected Transactions

Company	Ticker	Announce Date	Transaction Type	Assets ($000's)	Transaction Value	% of Shares[1]	Premium[2]
Citizens Financial Corp.	CNFL	07/02/07	Reverse Stock Split	146,674	$1,234,900	10.7%	10.9%
PSB Group, Inc.	PSBG	05/24/07	Cash Out Merger	507,456	$3,110,499	4.8%	38.6%
Northway Financial, Inc.	NWFI	04/16/07	Reverse Stock Split	678,729	$4,889,000	8.7%	24.5%
Regional Bankshares, Inc.	-	04/09/07	Reclassification / Cash Out Merger	87,515	$2,412,148	22.3%	11.5%
Monarch Community Bancorp, Inc.	MCBF	02/16/07	Cash Out Merger	291,274	$2,531,790	7.4%	27.4%
American Bank, Inc.	AMBK	02/08/07	Reclassification / Cash Out Merger	504,289	$1,635,000	3.0%	15.8%
Ohio State Bancshares, Inc. [3]	OSBI	01/12/07	Reverse Stock Split	143,309	$1,852,500	10.6%	3.0%
South Street Financial Corp.	SSFC	12/11/06	Share Reclassification w/ put option	268,848	NA	NA	11.0%
Harbor Bankshares Corporation	HRBK	05/12/06	Cash Out Merger	250,955	$386,818	1.8%	17.0%
Home City Financial Corporation	HCFL	01/26/06	Reverse Stock Split	149,553	$530,852	3.7%	11.9%
County Bank Corp	CBNC	10/07/05	Reverse Stock Split	255,611	$2,902,680	4.7%	2.4%
First Citizens Bancorporation, Inc.	FCBN	09/13/05	Cash Out Merger	4,991,346	$21,751,590	4.7%	22.5%
FirstFed Bancorp, Inc.	FFDB	09/09/05	Cash Out Merger	205,292	$14,300,000	53.3%	21.8%
Illini Corporation	ILII	08/23/05	Cash Out Merger	253,463	$1,848,785	8.4%	3.8%
Iowa First Bancshares Corp.	IFST	07/22/05	Cash Out Merger	376,429	$2,478,132	4.7%	10.9%
Cherokee Banking Company	CHKJ	07/01/05	Cash Out Merger	164,843	$3,398,664	15.4%	14.5%
FC Banc Corp.	FCBZ	06/24/05	Cash Out Merger	162,234	$1,881,152	9.9%	2.2%
Guaranty Bancshares, Inc.	GNTY	06/07/05	Cash Out Merger	564,295	$1,481,976	2.2%	24.0%
FFD Financial Corporation	FFDF	05/24/05	Reverse Stock Split	139,705	$1,482,000	6.6%	23.0%
Home Loan Financial Corporation	HLFC	05/18/05	Reverse Stock Split	160,342	$1,754,164	5.0%	30.5%
Community Investors Bancorp Inc.	CIBI	05/17/05	Reverse Stock Split	122,762	$602,280	3.8%	13.2%
United Tennessee Bankshares, Inc.	UNTN	04/14/05	Cash Out Merger	122,659	$5,713,400	21.9%	20.5%
Northeast Indiana Bancorp, Inc.	NIDB	03/16/05	Reverse Stock Split	232,611	$331,867	1.0%	17.5%
ASB Financial Corp.	ASBP	03/03/05	Reverse Stock Split	172,961	$1,985,659	5.0%	11.4%
First Manitowoc Bancorp, Inc.	FWBW	02/25/05	Cash Out Merger	606,753	$1,844,700	1.4%	27.9%
High	**25**			**4,991,346**	**$21,751,590**	**53.3%**	**38.6%**
3rd Quartile	**25**			**376,429**	**$2,954,635**	**10.1%**	**23.0%**
Median	**25**			**232,611**	**$1,866,826**	**5.0%**	**15.8%**
1st Quartile	**25**			**149,553**	**$1,481,994**	**3.8%**	**11.0%**
Low	**25**			**87,515**	**$331,867**	**1.0%**	**2.2%**

(1) Percent of outstanding shares estimated to be cashed out in the transaction

(2) Premium of cash out price to closing price the day prior to announcement of the transaction

(3) Assumes maximum amount of shares repurchased

Cornerstone's Trading Prices and Volume Since January 2004 (1)



Shares Traded
Trade Price
3,000
2,500
2,000
1,500
1,000
500
-
$22.00
$21.00
$20.00
$19.00
$18.00
$17.00
$16.00
$15.00
$14.00
$13.00
$12.00
$11.00
$10.00
1/6/2004
10/18/2004
4/15/2005
9/27/2005
1/5/2006
5/9/2006
12/6/2006
8/20/2007

(1) Trade data provided by company management and pinksheets.com

★ Represents 5% stock dividends paid by Cornerstone

Analysis of Trading History – Last Twelve Months



3,000
2,500
2,000
1,500
1,000
500
0
Volume
2,546
2,197
2,628
1,734
1,637
666
800
$17.00
$17.50
$17.75
$18.00
$20.00
$15.50
$16.00
Trade Price

Weighted average price	
Last 3 Months	$16.17
Last 6 months	$18.00
Year-to-date	$17.94
Last twelve months	$17.65

Trade Period	Trade Price	Shares Traded	% Total Shares
8/20/06 - 10/15/06	$17.00	2,546	21%
10/16/06 - 11/20/06	$17.50	2,197	18%
11/21/06 - 2/8/07	$17.75	2,628	22%
2/9/07 - 5/6/07	$18.00	1,734	14%
5/7/07 - 8/19/07	$20.00	1,637	13%
8/20/2007	$15.50	666	5%
8/20/2007	$16.00	800	7%
	Total	**12,208**	100%

Premium Analysis

- Based on a review of the 25 selected transactions, the median premium paid was 15.8%, with an inter-quartile range between 11% and 23%
- Howe Barnes calculated the premiums above Cornerstone's trading price in the table below:

		Premium			
	Price	**10%**	**15%**	**20%**	**25%**
Cornerstone trading price [(1)]:					
Last known trade (as of 8/20/07)	**$16.00**	$17.60	$18.40	$19.20	$20.00
Last 3 months (weighted avg.)	**$16.17**	$17.79	$18.60	$19.40	$20.21
Last twelve months (weighted avg.)	**$17.65**	$19.42	$20.30	$21.18	$22.06

(1) Trade data provided by company management and pinksheets.com; weighted average is based on Howe Barnes calculations

Estimated Cost of Reverse Stock Split

		1:121 Reverse Stock Split	
Registered Shareholders			
Shareholders to be Cashed Out		252	
Shares Cashed-out			
Registered			
Shares Below Threshold	22,959		
Fractional Shares	35,951		
Total Registered Shares to be Purchased		58,910	
Street Name			
Shares Below Threshold	NA		
Fractional Shares	NA		
Total Street Name Shares to be Purchased		0	
Total Shares Cashed-out		58,910	*5.5%*
Estimated Cost to Cash-out Shares ($000's) [(1)]			
$17.00		**$1,146**	
$18.00		**$1,205**	
$19.00		**$1,264**	
$20.00		**$1,323**	
$21.00		**$1,382**	

(1) Includes $145,000 of estimated transaction costs

Pro Forma Financial Analysis

	As of 6/30/2007	Pro Forma: 1:121 Reverse Stock Split at: $17.00	$18.00	$19.00	$20.00	$21.00
Shares Purchased		58,910	58,910	58,910	58,910	58,910
Total Transaction Cost ($000s) [1]		$1,146	$1,205	$1,264	$1,323	$1,382
Cost above Book Value ($000)		**$514**	**$577**	**$639**	**$701**	**$764**
Shares Outstanding	1,070,208	1,011,298	1,011,298	1,011,298	1,011,298	1,011,298
Equity ($000's) [2]	$11,999	$10,853	$10,794	$10,735	$10,676	$10,617
Tang. Equity / Tang. Assets	**6.53%**	**5.94%**	**5.91%**	**5.88%**	**5.85%**	**5.82%**
Change in Net Income ($000's) [3]		$9	$6	$3	$0	($2)
LTM Net Income ($000's)	$1,249	$1,258	$1,255	$1,252	$1,249	$1,247
LTM EPS	**$1.13**	**$1.20**	**$1.20**	**$1.19**	**$1.19**	**$1.19**
LTM ROAA	0.73%	0.74%	0.74%	0.74%	0.74%	0.73%
LTM ROAE	10.76%	12.03%	12.07%	12.11%	12.15%	12.19%
Book Value/Share	**$11.21**	**$10.73**	**$10.67**	**$10.61**	**$10.56**	**$10.50**

(1) Assumes shares are purchased for indicated price and the transaction costs are $145,000

(2) Pro forma calculation subtracts total transaction cost

(3) Pro forma calculation assumes cost savings of $100,000 less a 7.5% opportunity cost of funds on the total transaction cost; taxed at 35%

These materials are for discussion purposes only. They should not be construed as an offer or solicitation with respect to the purchase or sale of any security or to enter into any particular transaction and may not be relied on in evaluating the merits of investing in any security or entering into any transaction.

The information contained herein and any supplemental information or other documents provided in connection herewith are submitted to you on a strictly confidential basis, should be kept confidential and should not be used other than in connection with your evaluation of a proposed structure or transaction. By accepting a copy of this presentation, the recipient agrees that neither it nor any of its employees or advisors shall use the information for any purpose other than evaluating a proposed structure or transaction or divulge the information to any other party. The information contained herein shall not be photocopied, reproduced or distributed to others, in whole or in part, without the prior written consent of Howe Barnes Hoefer & Arnett, Inc.

The information presented herein shall not constitute a legal opinion as to the appropriateness of the transaction contemplated herein. The company should consult with legal counsel regarding the appropriateness of any transaction.

The report herein was prepared by or obtained from sources that Howe Barnes believes to be reliable, but its accuracy or completeness are not guaranteed. Any opinions expressed or implied herein are not necessarily the same as those of Howe Barnes' Research Department and are subject to change without notice.

Additional information is available upon request. Howe Barnes Hoefer & Arnett, Inc., member NASD/SIPC.